EXHIBIT 8.2

[SULLIVAN & CROMWELL LETTERHEAD]



                                       March 26, 1998


Ford Motor Credit Company,
  The American Road,
    Dearborn, Michigan  48121

Ladies and Gentlemen:

       As special tax counsel to Ford Motor Credit Company in connection with the proposed offering by Ford Motor Credit Company of up to $5,000,000,000 aggregate principal amount of Debt Securities to be designated as Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue, we hereby confirm to you our opinion as set forth under the heading "United States Taxation" in the Prospectus Supplement covering such notes which are a part of the registration statement (the "Registration Statement") to which this letter is attached as an exhibit.

       We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "United States Taxation" in each of the Prospectus Supplements. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,



                                  /s/ Sullivan & Cromwell